UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): November 7, 2004

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

             (Exact name of Registrant as specified in its charter)

          Delaware                      0-26224                51-0317849
(State or other jurisdiction of   (Commission File Number) (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)
                          (609) 275-0500 (Registrant's
                    telephone number, including area code)
                               Not Applicable
      (Former name or former address, if changed since last report)

ITEM 2.02.  Results of Operations and Financial Condition

On November 7, 2004, Integra LifeSciences Holdings Corporation issued a press release announcing financial results for the quarter ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01.  Financial Statements and Exhibits.

(c) Exhibits.


Exhibit
Number      Description of Exhibit
-------     ----------------------
99.1        Press release issued November 7, 2004 regarding earnings for the quarter ended September 30, 2004

This exhibit is being furnished under Item 12, Results of Operations and Financial Condition of this Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


Date: November 7, 2004                 By: /s/ Stuart M. Essig
                                       -----------------------------
                                       Stuart M. Essig
                                       President and Chief Executive Officer

                                  Exhibit Index
                                  -------------


Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1 Press release issued November 7, 2004 regarding earnings for the quarter ended September 30, 2004

Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John Bostjancic                              Maria Platsis
Senior Director of Finance                   Director of Corporate Development
(609) 936-2239                               and Investor Relations
jbostjancic@integra-ls.com                   (609) 936-2333
                                             mplatsis@integra-ls.com


                Integra LifeSciences Announces Third Quarter 2004
                                Financial Results


Plainsboro, New Jersey, November 7, 2004 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its third quarter revenues and earnings. Total revenues in the third quarter of 2004 increased by $12.1 million to $59.1 million, a 26% increase over the third quarter of 2003. Product revenues increased by $15.4 million to $58.9, or 35%, over the prior year period. Excluding recently acquired product lines, third quarter 2004 product revenues increased by $9.6 million, or 22%, over the prior year period.

We reported a net loss of $7.6 million, or $0.25 per share, for the third quarter of 2004, compared to net income of $6.8 million, or $0.23 per share, in the third quarter of 2003. During the past quarter, we recorded a $23.9 million share-based compensation charge on our grant of contract stock units to our President and Chief Executive Officer in connection with the extension of his employment agreement, a $1.4 million in-process research and development charge in connection with our making of a milestone payment to a third-party developer, a $0.8 million incremental tax pcharge incurred in connection with the reorganization of certain European operations, and a $0.5 million charge relating to a license payment for technology under development. Excluding these special charges, net earnings for the third quarter of 2004 were $8.7 million, or $0.28 per share.

"I am very pleased with our performance in the third quarter," said Stuart M. Essig, Integra's President and Chief Executive Officer, "as we once again produced organic revenue growth of over 20%, with particularly strong performances from the DuraGen(R) and DuraGen Plus(TM) products, the INTEGRA(R) Dermal Regeneration Template and the INTEGRA(TM) Bilayer Matrix Wound Dressing. In addition, we have positioned ourselves for continued growth through our recent introduction of new and innovative products, such as the DuraGen Plus(TM) Adhesion Barrier Matrix, the NeuroSensor(R) Cerebral Blood Flow and IntraCranial Pressure System, the NPH(TM) Low Flow Hydrocephalus Valve, the INTEGRA(TM) Matrix Wound Dressing, the INTEGRA(TM) Dermal Regeneration Template - Terminally Sterilized and the KraniOS(TM) Cranial Closure System."

Our revenues for the periods were as follows:

                                                       Three Months                         Nine Months
                                                    Ended September 30,                 Ended September 30,
                                                   2004           2003                2004             2003
                                                   ----           ----                ----             ----
         Product Revenue:
         Neuromonitoring products                $12,689       $11,679               $35,700           $32,763
         Operating room products                  20,823        13,555                58,566            38,976
         Instruments                              19,933        13,141                54,982            31,746
         Private label products                    5,412         5,092                17,480            16,349
                                                  ------        ------               -------            ------
            Total Product Revenue                 58,857        43,467               166,728           119,834
         Other revenue                               273         3,591                 1,286             6,740
                                                  ------        ------                ------            ------
            Total Revenue                        $59,130       $47,058              $168,014          $126,574

Increased sales of our intracranial monitoring products, including our Camino(R) and LICOX(R) monitoring systems, provided most of the year-over-year growth in neuromonitoring product revenues.

Continued strong growth in sales of our DuraGen and DuraGen Plus Dural Graft Matrix products and direct selling of the INTEGRA Dermal Regeneration Template and INTEGRA Bilayer Matrix Wound Dressing accounted for most of the increase in operating room product revenues.

Sales of recently acquired product lines contributed $5.8 million of the year-over-year increase in instrument revenues for the third quarter. Increased sales of our JARIT(R) and Ruggles(TM) surgical instrument lines provided the remainder of the growth in instrument product revenues.

The increase in revenues attributable to our remaining private label products, including the Absorbable Collagen Sponge that we supply for use in Medtronic's INFUSE(TM) bone graft product, more than offset the removal of INTEGRA Dermal Regeneration Template revenues from our private label products category.

Changes in foreign currency exchange rates contributed $0.6 million to our year-over-year product revenue growth.

Gross margin on product revenues in the third quarter of 2004 was 62%. Our gross margin was positively affected by changes in the mix of our products sold during the quarter and by the resumption of direct sales of the INTEGRA Dermal Regeneration Template.

General and administrative expense increased $26.3 million in the third quarter of 2004 to $30.1 million, largely due to the share-based compensation charge recorded with respect to the grant of contract stock units to our President and Chief Executive Officer in connection with the renewal of his employment agreement. Research and development expense increased from $2.6 million in the third quarter of 2003 to $5.1 million in the current period primarily as a result of a $1.4 million dollar in-process research and development charge in connection with a milestone payment to a third-party developer and a $0.5 million license fee charge. Sales and marketing expense increased by $2.4 million to $12.5 million in the third quarter of 2004, but decreased as a percentage of product sales to 21% from 23% in the prior year period.

We reported net interest income of $243,000 in the third quarter of 2004, as compared to net interest expense of $188,000 in the prior year period. Third quarter results also reflect an increase in our annual effective tax rate to 39%, largely attributable to an incremental tax charge recorded in the period.

We repurchased 500,000 shares of our common stock at an average price of $28.48 in the period and had cash and investments totaling $191.0 million at September 30, 2004.

We are updating our expectations for revenues, gross margin and earnings per share for 2004 and 2005. In accordance with our usual practice, our expectations for 2004 and 2005 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

Subsequent to Integra's issuance of contingent convertible notes in 2003, the Emerging Issues Task Force (EITF) Issue 04-08 proposed that the unissued shares underlying contingent convertible notes be treated as if such shares were issued and outstanding for the purposes of calculating earnings per share if such impact would be dilutive. On October 13, 2004, the Financial Accounting

Standards Board (FASB) ratified this new accounting treatment for periods ending after December 15, 2004. Consequently, Integra will reflect the dilutive effect of its contingent convertible senior notes on earnings per share in the fourth quarter of 2004.

It is important to note that our $120 million of contingent convertible senior notes can convert into 3.5 million shares of our common stock at any time that our common stock trades above $37.56 per share. The ratification of EITF Issue 04-08 will have no effect on Integra's operating results, revenues, net income or cash position as reported in our fourth quarter 2004, and full year 2004 and 2005 guidance. Rather, it requires a revised method of calculating earnings per share. In order to provide clarity, we are providing guidance both before and after the effects of the new pronouncement.

Our guidance for the fourth quarter of 2004 is for total revenues in the range of $60 million to $63 million and earnings per share of $0.29 to $0.31, before giving effect to the change in accounting for our convertible contingent senior notes and the increase in our effective tax rate to 39%. Including the effect of the EITF Issue 04-08 and the increase in our effective tax rate for 2004, earnings per diluted share are expected to be between $0.27 and $0.29.

We expect total revenues of between $270 million and $280 million in 2005. Consolidated gross margin is expected to be 64%. We expect our earnings to be within a range of $1.42 to $1.47 per share in 2005 before the change in accounting for the company's contingent convertible notes. Including this accounting change, earnings per diluted share for 2005 are expected to be between $1.35 and $1.39.

We have scheduled a conference call for 9:00 am EDT tomorrow, November 8, 2004, to discuss the financial results for the third quarter of 2004 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing (973) 582-2732 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through November 22, 2004 by dialing
(973) 341-3080 (access code 4865983) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, plastic and reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have research, manufacturing and distribution facilities located throughout the world. We have approximately 1,200 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our earnings per share; and our future net income results and our ability to effectively manage working capital may affect our future cash flows. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2003 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide "growth in product revenues excluding recently acquired product lines", which is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that this non-GAAP financial measure is important supplemental information to investors which reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                                      INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                        (In thousands, except per share data)
                                                     (UNAUDITED)

Statement of Operations Data:
                                                                                                     Three Months
                                                                                                    Ended September
                                                  Three Months Ended September 30, 2004                30, 2003
                                            ------------------------------------------------------ ---------------------
                                            ------------------------------------------------------ ---------------------
                                                   Reported       Special          Before Special            Reported
                                                                  Charges            Charges
 Product revenues                                   $58,857                            $58,857                $43,467
 Other revenues                                         273                                273                  3,591
                                                      -----                              -----                  -----
 Total revenues                                      59,130                             59,130                 47,058

 Cost of product revenues                            22,412                             22,412                 18,870
 Research and development                             5,103           1,900              3,203                  2,616
 Sales and marketing                                 12,488                             12,488                 10,090
 General and administrative                          30,112          23,876              6,236                  3,787
 Amortization                                         1,195                              1,195                    773
                                                      -----                              -----                   -----
 Total costs and expenses                            71,310          25,776             45,534                 36,136

 Operating income (loss)                            (12,180)         25,776             13,596                 10,922

 Interest income (expense), net                         243                                243                   (188)
 Other income (expense), net                            306                                306                    309
                                                       ----                               ----                    ----

 Income (loss) before income taxes                  (11,631)         25,776             14,145                 11,043

 Provision (benefit) for income taxes (1)            (4,034)          9,504              5,470                  4,210
                                                     ------          ------             ------                  ------

 Net income (loss)                                  $(7,597)        $16,272             $8,675                 $6,833

 Diluted earnings (loss) per share                   $(0.25)                             $0.28                  $0.23

 Diluted weighted average
    common shares outstanding                        30,326                             31,256                 30,286


                                         (In thousands, except per share data)
                                                      (UNAUDITED)

Statement of Operations Data:
                                                                                                      Nine Months
                                                                                                    Ended September
                                                  Nine Months Ended September 30, 2004                 30, 2003
                                            ------------------------------------------------------ ---------------------
                                            ------------------------------------------------------ ---------------------
                                               Reported          Special      Before Special           Reported
                                                                 Charges          Charges
 Product revenues                                  $166,728                           $166,728               $119,834
 Other revenues                                       1,286                              1,286                  6,740
                                                      -----                              -----                  -----
 Total revenues                                     168,014                            168,014                126,574

 Cost of product revenues                            64,078                             64,078                 49,663
 Research and development                            10,565           1,900              8,665                  8,043
 Sales and marketing                                 36,799                             36,799                 26,748
 General and administrative                          42,297          23,876             18,421                 13,357
 Amortization                                         3,127                              3,127                  2,112
                                                      -----                              -----                  -----
 Total costs and expenses                           156,866          25,776            131,090                 99,923

 Operating income                                    11,148          25,776             36,924                 26,651

 Interest income (expense), net                         460                                460                   390
 Other income (expense), net                            424                                424                 1,109
                                                        ---                                ---                 -----

 Income before income taxes                          12,032          25,776             37,808                 28,150

 Provision for income taxes (1)                       4,674           9,504             14,178                 10,461
                                                      -----           -----             ------                 ------

 Net income                                          $7,358         $16,272            $23,630                $17,689

 Diluted earnings per share                           $0.24                              $0.76                  $0.58

 Diluted weighted average
    common shares outstanding                        31,026                             31,026                 30,404

(1) The income tax adjustment is the result of excluding the tax impact of the special charges reflected above and the incremental tax charge recorded in connection with the European reorganization. These adjustments resulted in an annualized effective tax rate of 37.5%.


Condensed Balance Sheet Data:
                                                       September 30,               December 31,
                                                           2004                        2003
 <                                                         -----                       ----
 Cash and marketable securities,
    including non-current portion                         $190,998                    $206,743
 Accounts receivable, net                                   38,028                      28,936
 Inventory, net                                             52,400                      41,046
 Total assets                                              440,187                     412,526

 Current liabilities                                        23,766                      20,618
 Long-term debt                                            119,220                     119,257
 Total liabilities                                         147,552                     143,996
 Stockholders' equity                                      292,635                     268,530

Reconciliation of non-GAAP financial measure to the most comparable GAAP measure:

Growth in product revenues excluding recently acquired product lines

     Excluding recently acquired product lines, third quarter 2004 product revenues increased by $9.6 million, or 22%, over the prior year period.



                                                       Quarter Ended           Increase
                                                         September 30,        (Decrease)
                                                     2004          2003        $        %
                                                   --------      --------   -------   -----
                                                              ($ in thousands)

     Total product revenues, as reported           $ 58,857      $ 43,467   $15,390     35%
     Less: Product revenues acquired since the
           beginning of the third quarter of 2003     5,833            21     5,812     NM
                                                   --------      --------   -------   -----
     Product revenues excluding acquired products  $ 53,024      $ 43,446    $9,578     22%


Source: Integra LifeSciences Holdings Corporation